Exhibit 99.1

TITAN PHARMACEUTICALS ANNOUNCES

AMENDMENT TO PARTNERSHIP WITH BRAEBURN PHARMACEUTICALS

Company Also Announces Adoption of Stockholder Rights Plan

South San Francisco, CA – May 29, 2013 – Titan Pharmaceuticals, Inc. (OTCBB: TTNP) announced today that it has entered into an amendment to its license agreement with Braeburn Pharmaceuticals Sprl for the exclusive commercialization rights in the U.S. and Canada to the investigational product Probuphine®, a novel, subdermal implant and the first long-acting product designed to deliver six months of the drug buprenorphine following a single treatment. The amendment primarily modifies certain of the agreement’s termination provisions by providing Braeburn the right to terminate the license in the event significant additional clinical work or a material change to the product label will be required by the U.S. Food and Drug Administration (FDA) as a condition to approval of the New Drug Application (NDA) or if the NDA is not approved by June 30, 2014.

“Titan is dedicated to advancing Probuphine and we are pleased that Braeburn has indicated its ongoing commitment to the program and our partnership,” said Sunil Bhonsle, president of Titan Pharmaceuticals. “Titan and Braeburn are continuing to work closely together to clarify the regulatory path forward and address the concerns raised by the FDA in the Complete Response Letter we received for our Probuphine NDA at the end of April.”

Titan also announced that its board of directors has adopted a new stockholder rights plan (the “Rights Plan”). Under the Rights Plan, each stockholder, at the close of business on June 6, 2013, will receive a dividend distribution of one right for each share of common stock held entitling the registered holder to purchase from the Company common equivalent junior preferred stock. The Company’s prior rights plan expired by its terms on December 20, 2012.

“We are adopting the Rights Plan at this time in order to enable the Company to maximize shareholder value and ensure the integrity of the ongoing Probuphine regulatory process,” said Marc Rubin, executive chairman of Titan Pharmaceuticals. “While the Board of Directors is not aware of any actions or efforts on the part of third parties to accumulate a significant portion of Titan’s outstanding common stock, the Rights Plan is intended to protect the Company and its stockholders from efforts to obtain control of the Company that are inconsistent with the best interests of the Company and its stockholders.”

Under the Rights Plan, the rights will become exercisable in the event that any person or group, without prior Board approval, acquires 15 percent or more of the Company’s common stock or announces a tender offer which, if consummated, results in the ownership of 15 percent or more of the Company’s common stock. If the rights become exercisable, all rights holders (other than the person triggering the rights) will be entitled to acquire junior preferred stock with dividend, liquidation and voting rights approximating the value of common stock. The Rights Plan also provides that at any time after a 15 percent position is acquired and prior to the acquisition by any person or group of 50 percent or more of the Company’s outstanding common stock, the board of directors may, at its option, require each outstanding right (other than rights held by the acquiring person or group) to be exchanged for one share of common stock or one common stock equivalent. Titan’s board may terminate the Rights Plan or redeem the rights prior to the time the rights are triggered. The Rights Plan will expire on May 28, 2014. For administrative convenience, the rights will automatically attach to the shares of common stock, trade together with those shares and will be represented by certificates representing the common stock. No further action will be required by Titan’s stockholders.

About Titan Pharmaceuticals

For information concerning Titan Pharmaceuticals, Inc., please visit the company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

TITAN CONTACT:
Titan Pharmaceuticals, Inc.	Pure Communications
Sunil Bhonsle, 650-244-4990	Susan Heins, 864-286-9597
President	sjheins@purecommunicationsinc.com

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